EXHIBIT 99

VCAT Reports Results for the Three Months Ended September 30, 2004

San Diego, California, November 12, 2004 – Venture Catalyst Incorporated (“VCAT”) (OTCBB: VCAT), today reported operating results for the three months ended September 30, 2004.

First Quarter Results

VCAT reported a net loss for the three months ended September 30, 2004, of $57,000 or $.01 loss per share. This compares with a net loss of $11,000, or nil per share, for the three months ended September 30, 2003.

Revenues for the three months ended September 30, 2004 were $1,744,000, as compared to $1,953,000 during the three months ended September 30, 2003. Revenues from consulting services in the current year quarter were $1,725,000, compared to $1,951,000 earned during the same quarter in the prior year. Revenues from software products and related services in the current year quarter were $19,000, as compared to $2,000 in the same quarter last year.

Costs of revenues were $1,029,000 during the three months ended September 30, 2004, as compared to $840,000 during the three months ended September 30, 2003.

Operating expenses, consisting of general and administrative, sales and marketing and research and development, were $874,000 during the three months ended September 30, 2004, compared to $882,000 during the three months ended September 30, 2003.

Other income was $14,000 during the three months ended September 30, 2004. During the three months ended September 30, 2003, other expense was $242,000, primarily relating to interest expense on VCAT’s long-term debt.

For the three months ended September 30, 2004, VCAT recorded an income tax benefit of $88,000. VCAT did not record an income tax benefit for the three months ended September 30, 2003.

In July 2004, VCAT entered into an agreement to restructure its principal indebtedness. Pursuant to the terms of the restructuring agreement with the note holders, VCAT’s aggregate outstanding debt was reduced from $11,969,000 to $4,300,000. The principal due under the new notes was paid in two installments, one in July 2004 and one in September 2004. As of September 30, 2004, no further payments are due under the notes and VCAT’s long-term debt balance was zero.

About Venture Catalyst Incorporated

VCAT is a provider of consulting services, infrastructure and technology in the gaming and hospitality market. VCAT is headquartered in San Diego, California. For more information, please contact Andrew Laub for investor relations at (858) 385-1000 or ir@vcat.com.

VENTURE CATALYST INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended September 30,

(unaudited)

	2004	2003
Revenues:
Consulting services	$1,725,000	$1,950,900
Software products and related services	19,123	1,816

Total revenues	1,744,123	1,952,716
Cost of revenues:
Consulting services	613,547	603,153
Software products and related services	415,018	236,737

Total cost of revenues	1,028,565	839,890

Gross profit	715,558	1,112,826

Operating expenses:
General and administrative	644,963	629,767
Sales and marketing	215,939	238,606
Research and development	12,836	13,714

Total operating expenses	873,738	882,087

Operating (loss) profit	(158,180)	230,739

Other income (expense):
Interest income	13,388	13,839
Interest expense	—	(255,376)
Other gains	267	—

Other income (expense)	13,655	(241,537)

Net loss before income tax benefit	(144,525)	(10,798)
Income tax benefit	88,000	—

Net loss	(56,525)	(10,798)

Basic and diluted loss per share:
Net loss per share—basic and diluted	$(.01)	$(.00)

Weighted average common shares outstanding
Basic and diluted	7,206,598	7,206,598

Diluted	7,206,598	7,206,598